REAL ESTATE LEASE

This Lease Agreement (this "Lease") is made effective as of February 10,2013, by and between Bruner/Stoddard Partners ("Landlord") and James Hodgins ("Tenant"). The parties agree as follows:

PREMISES. Landlord, in consideration of the lease payments provided in this Lease, leases to Tenant a Suite within an office building (the "Premises") located at 6250 Mountain Vista, Suite C-1.

TERM. The lease term will begin on February 10, 2013, and will terminate on February 28, 2014 (the ''initial Lease term"). Provided that Tenant is not in default in any terms and conditions of the Lease during the initial Lease term, Tenant is hereby granted the option to extend the Lease for two (2) additional periods of twenty-four (24) months each under the same terms and conditions as are set forth in this Lease. Written notice of intent to exercise each Option shall be given no less than thirty (30) days prior to the end of the then-current Lease period.

LEASE PAYMENTS. Tenant shall pay to Landlord a total basic lease payment, before CPI adjustments, of ten thousand eight hundred dollars ($10,800.00), payable in advance as follows: for the initial eighteen (18) days of this Lease, no rent shall be charged; from March 1, 2013, and thereafter, in monthly installments of$ 900.00. Should Tenant exercise his right to extend the term of this Lease, the lease rate will be adjusted at the start of the first Option period and annually thereafter on the anniversary date to bring it current with changes in the USBLS CPI for the region at that time. Lease payments shall be made to the Landlord at 50 South Jones, Suite 200, Las Vegas, Nevada 89107 or as may be changed from time to time by Landlord

LATE PAYMENTS. Tenant shall pay a late charge equal to 10.00% of the required installment payment for each payment that is not paid within ten day(s) after the due date for such late payment.

NON-SUFFICIENT FUNDS. Tenant shall be charged 50.00 for each check that is returned to Landlord for lack of sufficient funds.

SECURITY DEPOSIT. At the time of the signing of this Lease, Tenant shall pay to Landlord, in trust, a security deposit of$ 900.00 to be held and disbursed for Tenant damages to the Premises (if any) as provided by law. In the event the Tenant has faithfully performed, on time, and the lease is in good standing, Tenant has the option to apply the security deposit against the last month's rent. In addition, a key deposit of $50.00 shall be paid by tenant at the time of the signing of this lease, which amount will be refunded when keys are returned at time tenant vacates premises.

POSSESSION. Tenant shall be entitled to possession on the first day of the term of this Lease, and shall yield possession to Landlord on the last day of the term of this Lease, unless otherwise agreed by both parties in writing.

USE OF PREMISES. Tenant may use the premises for Marketing and Administration of his Internet Services company. Tenant shall at its own expense apply for and secure licenses as appropriate for any regulated activities consistent with the licensing requirements of the City of Henderson. Tenant shall notify Landlord of any anticipated ex tended absence from the Premises not later than the first day of the extended absence.

QUIET ENJOYMENT: Tenant must not use or permit the Premises to be used in a manner that interrupts the quiet enjoyment of any other tenants.

REMODELING OR STRUCTURAL IMPROVEMENTS. Tenant shall have the obligation to conduct any construction or remodeling (at Tenant's expense) that may be required to use the Premises as specified above. Tenant may also construct such fixtures on the Premises (at Tenant's expense) that appropriately facilitate its use for such purposes. Such construction shall be undertaken and such fixtures may be erected only with the prior written consent of the Landlord. At the end of the lease term, Tenant shall be entitled to remove (or at the request of Landlord shall remove) such fixtures, and shall restore the Premises to substantially the same condition of the Premises at the commencement of this Lease.

UTILITIES AND SERVICES: Tenant shall be responsible for the following utilities and services in connection with the premises:

[x] telephone service

[x] janitorial service

[x] electricity and/or gas service

PARKING: Tenant shall be entitled to the use of one unassigned parking space for his personal vehicle during office hours. Customers and Employees of Tenant may utilize general, open parking spaces as available while conducting business with Tenant.

ACCESS BY LANDLORD TO PREMISES. Subject to Tenant's consent (which shall not be unreasonably withheld), Landlord shall have the right to enter the Premises to make inspections, provide necessary services, or show the unit to prospective buyers, mortgagees, Tenants or workers. As provided by law, in the case of an emergency, Landlord may enter the Premises without Tenant's consent.

PROPERTY INSURANCE. Landlord and Tenant shall each be responsible to maintain appropriate insurance for their respective interests in the Premises and property located on the Premises.

LIABILITY INSURANCE. Tenant shall maintain liability insurance in total aggregate sum of at least $300,000, and Tenant shall name Landlord as an additional insured on policy. Tenant shall deliver appropriate evidence to Landlord as proof that adequate insurance is in force. Landlord shall have the right to require that the Landlord receive notice of any termination of such insurance policies.

INDEMNITY REGARDING USE OF PREMISES. Tenant agrees to indemnify, hold harmless, and defend Landlord from and against any and all losses, claims, liabilities, and expenses, including reasonable attorney fees, if any, which Landlord may suffer or incur in connection with Tenant's use of the Premises.

DANGEROUS MATERIALS. Tenant shall not keep or have on the Premises any article or thing of a dangerous, inflammable, or explosive character that might substantially increase the danger of fire on the Premises, or that might be considered hazardous by a responsible insurance company, unless the prior written consent of Landlord is obtained and proof of adequate insurance protection is provided by Tenant to Landlord..

TAXES. Taxes attributable to the Premises or the use of the Premises shall be allocated as follows:

Real Estate Taxes- Landlord shall pay all real estate taxes and assessments for the Premises.

Personal Taxes - Tenant shall pay all personal property taxes and any other charges which may be levied against the Premises and which are attributable to Tenant's use of the Premises.

MECHANICS LIENS. Neither the Tenant nor anyone claiming through the Tenant shall have the right to file mechanics liens or any other kind of lien on the Premises and the filing of this Lease constitutes notice that such liens are invalid. Further, Tenant agrees to give actual advance notice to any contractors, subcontractors or suppliers of goods, labor, or services that such liens will not be valid.

DEFAULTS. Tenant shall be in default of this Lease, if Tenant fails to fulfill any lease obligation or term by which Tenant is bound. Subject to any governing provisions of law to the contrary, if Tenant fails to cure any financial obligation within ten days (or any other obligation within ten days after written notice of such default is provided by Landlord to Tenant), Landlord may terminate the Lease and take possession of the Premises without further notice, and without prejudicing Landlord's rights to damages. In the alternative, Landlord may elect to cure any default and the cost of such action shall be added to Tenant's financial obligations under this Lease. Tenant shall pay all costs, damages, and expenses, including attorney and legal fees, suffered by Landlord by reason of Tenant's defaults.

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ASSIGNABILITY/SUBLETTING. Tenant may not assign or sublease any interest in the Premises without the prior written consent of Landlord.

NOTICE. Notices under this Lease shall not be deemed valid unless given or served in writing and forwarded by mail, postage prepaid, addressed as follows:

Landlord:	Tenant:
Bruner/Stoddard Partnership	James Hodgins
50 South Jones Boulevard, Suite 200	6250 Mtn. Vista, Suite C-1
Las Vegas, NV 89107	Henderson, NV 89014

Such addresses may be c. hanged from time to time by either party by providing notice as set forth above.

ENTIRE AGREEMENT/AMENDMENT. This Lease Agreement contains the entire agreement of the parties and there are no other promises or conditions in any other agreement whether oral or written. This Lease may be modified or amended in writing, if the writing is signed by the party obligated under the amendment.

SEVERABILITY. If any portion of this Lease shall be held to be invalid or unenforceable for any reason, the remaining provisions shall continue to be valid and enforceable. If a court finds that any provision of this Lease is invalid or enforceable) but that by limiting such provision, it would become valid and enforceable, then such provision shall be deemed to be written, construed, and enforced as so limited.

WAIVER. The failure of either party to enforce any provisions of this Lease shall not be construed as a waiver or limitation of that pa1ty's right to subsequently enforce and compel strict compliance with every provision of this Lease.

CUMULATIVE RIGHTS. The rights of the parties under this Lease are cumulative, and shall not be construed as exclusive unless otherwise required by law.

GOVERNING LAW. This Lease shall be construed in accordance with the laws of the state of

Nevada.

SUBORDINATION OF LEASE. This Lease is subordinate to any mortgage that now exists, or may be given later by Landlord, with respect to the Premises.

Landlord:	Tenant:
Bruner/Stoddard Partnership	James Hodgins
/s/ Suzanne Bruner	/s/James Hodgins
Partner	Tenant

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